Exhibit 99.1

December 14, 2011

To Our Shareholders:

We are committed to open and transparent communication, which is particularly important during these uncertain times. Accordingly, this letter provides a summary of several recent strategic actions we have taken to accelerate our return to profitability in 2012.

As communicated to you in our third quarter shareholder report, we are encouraged by our progress in the midst of this very challenging economic environment. Through the third quarter 2011, our pre-tax operating earnings improved for the third consecutive quarter and our loan portfolio increased for the second consecutive quarter. In addition, credit quality indicators related to the loan portfolio showed ongoing stabilization and improved significantly over the past year. These improving results are evidence that our strategic plan is working, and that the changes we have implemented over the past few years related to our products, services, personnel, credit administration, and operational efficiency are clearly contributing to an improved bottom line.

However, the banking industry continues to deal with fundamental issues, including volatile market conditions, low interest rates, anemic loan growth, depressed real estate values, increased regulatory costs, and revenue challenges. The current economic reports are mixed so the outlook for 2012 is unclear and does not yet indicate expectations of a sustained recovery.

As a result, during the third quarter we began executing a Company-wide project to determine the strategic actions necessary to align further our infrastructure and expense base with the Company’s current balance sheet size, scope of business activities, and underlying revenue generating capacity of the franchise. As communicated in our third quarter report, this project focused primarily on expense reductions through strategic business reviews, headcount rationalization, and process improvement and automation. There were many recommendations resulting from the project which have been, and will continue to be, implemented over the next few months. One of the more significant and visible decisions relates to our branch network.

We will reduce our branch network by four branches through sale or consolidation into existing branches, all of which are expected to be completed by March 30, 2012. We are marketing the Rock Hill and Blacksburg branches for sale, and if not sold we will consolidate these two branches into the Gaffney branch. We will also consolidate the North Harper branch into the West Main branch in Laurens and the South Main branch into the Montague branch in Greenwood. The sale or consolidation of the Rock Hill branch on the edge of our franchise will allow us to narrow our focus to our core markets in nine counties in the Upstate of South Carolina.

We are sensitive to maintaining the appropriate number of branches and we performed extensive analysis of our markets prior to making these decisions. Like most banks, we are faced with making difficult decisions about how best to serve our clients while also earning an appropriate return for our shareholders. The decision to reduce our branch network will improve our profitability while we also continue to provide convenient and cost-effective banking services to our clients. As background for historical context, we have consolidated branches previously as part of our long term strategy, including four branches in 2008 in Greenville, Spartanburg, Anderson and Hodges.

We also fully understand that we ultimately work for the shareholders of the Company, and that our team should only be rewarded when we deliver shareholder value. Accordingly, in addition to the reductions in compensation and benefits previously communicated in our annual proxy statements, we are taking a number of additional actions to reduce our compensation and benefits expense in 2012. In addition, primarily as a result of the reduction in the branch network, outsourcing of certain operational functions, and attrition during 2011 for which the positions were not replaced, we also expect an overall 20% reduction in headcount from the peak of 420 at December 31, 2008 to 333 by the end of the second quarter 2012.

The Palmetto Bank has deep roots in the Upstate of South Carolina and has been serving clients and investing in these communities for over 105 years. We are proud of our long legacy and rich heritage of providing outstanding personal client service. During this period, The Palmetto Bank has continuously adapted to the evolving expectations of our clients, the economic realities of the market place, and the regulatory requirements of the banking industry. We realize that we must continue to adapt given the effects of the extended economic downturn, highly competitive banking industry, and the increasing costs of new regulations impacting the industry.

Our financial results have shown substantial improvement over the past few quarters and these actions will position us to return to profitability in 2012. These are trying times in general and for the banking industry in particular. Thank you for your continued patience and support, and please do not hesitate to contact either one of us with questions or concerns about your Company.

Sincerely,

Leon Patterson,	Sam Erwin,
Chairman of the Board of Directors	Chief Executive Officer